[Letterhead of Branden T. Burningham]


October 4, 2000

Efraim Donitz, President
Birch Financial, Inc.
17209 Chatsworth Street
Granada Hills, California 91344


Re: Opinion letter, dated October 4, 2000, regarding shares of common stock of Birch Financial, Inc., a Nevada corporation (the "Company")


Dear Mr. Donitz:

     I hereby consent to being named in the Prospectus included in the Company's Registration Statement on Form SB-2 as having rendered the above-referenced opinion and as having represented the Company in connection with such Registration Statement.

                                                  Sincerely yours,

                                                  /s/ Branden T. Burningham

                                                  Branden T. Burningham